Exhibit 99.1
Vir Biotechnology Provides Corporate Update and Reports Second Quarter 2026 Financial Results
– Phase 2 SOLSTICE data presented at the EASL Congress showed that elebsiran and tobevibart achieved undetectable HDV RNA in 88% of participants with chronic hepatitis delta (CHD) at Week 96 of treatment
– Topline data from Phase 3 ECLIPSE 1 trial expected in the fourth quarter of 2026
– Closed global strategic collaboration with Astellas and initiated additional VIR-5500 Phase 1 monotherapy and combination therapy dose-expansion cohorts in patients with metastatic prostate cancer
– Ended quarter with over $1.0 billion in cash, cash equivalents and investments
– Conference call scheduled for August 5, 2026, at 4:30 p.m. ET / 1:30 p.m. PT
SAN FRANCISCO, August 5, 2026 – Vir Biotechnology, Inc. (Nasdaq: VIR), today provided a corporate update and reported financial results for the second quarter ended June 30, 2026.
“This is a pivotal time for the CHD community, when availability of new therapies could improve awareness, testing and access to care. At EASL, experts emphasized that achieving durable suppression of hepatitis delta virus to undetectable levels is a key predictor of improved clinical outcomes for people with CHD. Our Week 96 SOLSTICE results demonstrate the potential of our dual-acting elebsiran and tobevibart combination regimen to rapidly achieve undetectable virus in most patients and raise the bar for treatment of this devastating condition,” said Marianne De Backer, Chief Executive Officer of Vir Biotechnology. “Beyond CHD, we remain focused on rapid execution of our joint clinical program with Astellas in prostate cancer and have initiated monotherapy and combination therapy dose-expansion cohorts in our VIR-5500 Phase 1 study that will help inform pivotal trial design.”
Pipeline Programs
Chronic Hepatitis Delta (CHD)
•The Company completed enrollment in the Phase 3 ECLIPSE 2 trial, and the entire ECLIPSE registrational program is now fully enrolled. ECLIPSE 2 evaluates the efficacy and safety of switching from bulevirtide to elebsiran and tobevibart in people with CHD who have not achieved viral suppression with bulevirtide therapy and is intended support medication transitions as appropriate. These data, along with data from ECLIPSE 1 and 3, will be part of a comprehensive global filing package.
◦Topline data from the Phase 3 ECLIPSE 1 trial are expected in the fourth quarter of 2026.
◦Topline data from the ECLIPSE 2 and ECLIPSE 3 trials are expected in the first quarter of 2027.
•The Company presented complete Week 96 Phase 2 SOLSTICE data at the European Association for the Study of the Liver (EASL) Congress in May 2026.
◦In the intent-to-treat (ITT) analysis, the data showed 88% (28/32) of participants treated with the combination of elebsiran and tobevibart achieved undetectable hepatitis delta virus RNA (HDV RNA Target Not Detected, TND) compared to 53% (17/32) of participants on antibody monotherapy.
◦In the last observation carried forward analysis, the data showed the combination regimen achieved HDV RNA TND in 97% (31/32) of participants.
◦The combination regimen continues to be generally well tolerated. Treatment-emergent adverse events were generally mild to moderate and transient, and there were no treatment-related serious adverse events or discontinuations.

Solid Tumors
VIR-5500
•The Company closed its global strategic collaboration with Astellas to advance PSMA-targeted, PRO-XTEN® dual-masked T-cell engager (TCE) VIR-5500 for the treatment of prostate cancer. The companies have built a strong operational infrastructure for collaboration and rapidly worked together on Phase 1 trial design to advance the dose-expansion cohorts.
•The Company initiated additional Phase 1 dose-expansion cohorts evaluating VIR-5500 at Q3W 800/2000/3500 µg/kg step-up dosing. The first patients were dosed in three monotherapy cohorts evaluating VIR-5500 in taxane naïve metastatic castration-resistant prostate cancer (mCRPC), radioligand therapy naïve mCRPC and radioligand therapy exposed mCRPC, and one combination cohort evaluating VIR-5500 in combination with enzalutamide in early-line mCRPC.
•The Company anticipates initiating two additional Phase 1 dose-expansion cohorts, including VIR-5500 in combination with docetaxel in early-line mCRPC and VIR-5500 in combination with darolutamide in metastatic hormone-sensitive prostate cancer.
•The Company anticipates initiating pivotal Phase 3 trials in 2027.
VIR-5818
•The Company expects to report updated dose-escalation data from its Phase 1 trial evaluating VIR-5818, a HER2-targeted PRO-XTEN® dual-masked TCE, as a monotherapy and in combination with pembrolizumab, in the second half of 2026. The dose-escalation parts of the Phase 1 trial have a basket design, enrolling across multiple tumor types.
VIR-5525
•The Phase 1 trial of VIR-5525, an EGFR-targeted PRO-XTEN® dual-masked TCE, as a monotherapy and in combination with pembrolizumab continues enrollment as expected.
Preclinical Pipeline Candidates
•The Company is currently progressing a number of PRO-XTEN® masked TCEs in preclinical studies directed at clinically validated targets with potential applications across a variety of solid tumors.
Corporate Update
•The Company appointed Timothy Coughlin, CPA to its Board of Directors and as Chair of the Audit Committee.
Second Quarter 2026 Financial Results
Cash, Cash Equivalents and Investments: As of June 30, 2026, the Company had approximately $1.01 billion in cash, cash equivalents and investments, representing an increase of approximately $198.5 million during the second quarter of 2026. During the second quarter of 2026, the Company received a $240.0 million upfront payment and a $75 million equity investment payment from Astellas and made a $48.0 million pass-through payment to Sanofi.
Revenues: Total revenues for the second quarter of 2026 were $238.9 million, primarily reflecting license and collaboration revenue recognized in connection with the $240.0 million upfront payment received from Astellas in the quarter.
Research and Development (R&D) Expenses : R&D expenses for the second quarter of 2026 were $135.3 million, which included $5.5 million of non-cash stock-based compensation expense, compared to $97.5 million for the same period in 2025, which included $6.9 million of non-cash stock-based compensation expense. The increase was primarily driven by a $48.0 million milestone payment to Sanofi triggered by the closing of our agreement with Astellas, as well as higher CHD contract manufacturing costs associated with process performance qualification batches in preparation for commercialization.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses for the second quarter of 2026 were $30.2 million, which included $6.9 million of non-cash stock-based compensation expense, compared to $22.3 million for the same period in 2025, which included $5.5 million of non-cash stock-based compensation expense. The increase was primarily due to one-time advisory and legal fees in connection with the closing of our Astellas agreement.
Net Income (Loss): Net income for the second quarter of 2026 was $80.1 million, or $0.48 per share, basic and $0.47 per share, diluted, compared to a net loss of $111.0 million, or $0.80 per share, basic and diluted for the same period in 2025. The change from net loss to net income was primarily driven by $238.9 million in license and collaboration revenue recognized this quarter from the $240.0 million Astellas upfront payment.
2026 Financial Guidance
Based on our current operating plans, including the net effects of the Astellas global collaboration, the Company expects its cash, cash equivalents and investments to fund operations into the second half of 2028.
Conference Call
Vir Biotechnology will host its second quarter 2026 financial results conference call at 4:30 p.m. ET / 1:30 p.m. PT today. A live webcast will be available at https://investors.vir.bio and will be archived for 30 days.
About the ECLIPSE Registrational Program
ECLIPSE is a registrational program to evaluate the safety and efficacy of elebsiran in combination with tobevibart in patients with chronic hepatitis delta (CHD). ECLIPSE includes three randomized, controlled trials designed to evaluate the combination therapy in comparison to deferred treatment or bulevirtide. ECLIPSE 1 (NCT06903338) is a Phase 3 trial evaluating the safety and efficacy of elebsiran in combination with tobevibart compared to deferred treatment in the U.S. or other regions where bulevirtide use is limited. ECLIPSE 2 (NCT07128550) is a Phase 3 trial evaluating the efficacy and safety of switching to elebsiran and tobevibart in people with CHD who have not achieved viral suppression with bulevirtide therapy. ECLIPSE 1 and 2 are designed to provide the registrational efficacy and safety data needed for potential submission to global regulatory agencies. ECLIPSE 3 (NCT07142811) is a Phase 2b head-to-head trial evaluating combination elebsiran and tobevibart compared with bulevirtide in bulevirtide-naïve patients, and it is designed to provide important supportive data to help establish access and reimbursement in key markets.
About Elebsiran and Tobevibart
Elebsiran and tobevibart are investigational agents being evaluated as a novel combination regimen administered monthly as two separate sequential subcutaneous injections for the treatment of chronic hepatitis delta (CHD). The combination is designed to disrupt the hepatitis delta virus (HDV) life cycle at multiple points by addressing both viral entry and the sustained presence of hepatitis B surface antigen (HBsAg) that enables ongoing HDV replication.
Elebsiran is an investigational hepatitis B virus-targeting small interfering ribonucleic acid (siRNA) licensed from Alnylam Pharmaceuticals, Inc. It is designed to degrade hepatitis B virus RNA transcripts and limit the production of HBsAg.
Tobevibart is an investigational broadly neutralizing monoclonal antibody (mAb) targeting HBsAg. It is designed to inhibit the entry of hepatitis B and hepatitis delta viruses into hepatocytes and to reduce the level of circulating viral and subviral particles in the blood. Tobevibart was identified using Vir Biotechnology’s proprietary mAb discovery platform. The Fc domain has been engineered to increase immune engagement and clearance of HBsAg immune complexes and incorporates Xencor’s Xtend™ technology to extend half-life.

About Chronic Hepatitis Delta (CHD)
CHD is the most severe form of chronic viral hepatitis1 and was recently classified as carcinogenic by the International Agency for Research on Cancer.2 People living with the disease rapidly progress to cirrhosis, liver failure3 and liver-related death.1 Because ongoing hepatitis delta virus (HDV) replication drives disease progression, achieving undetectable virus, as defined by HDV RNA TND (target not detected), is considered an important virologic marker associated with improved clinical outcomes in CHD.4 Individuals with CHD who have detectable HDV RNA are at a higher risk of experiencing any liver-related event, including developing compensated and decompensated cirrhosis, hepatocellular carcinoma, liver transplantation and mortality, compared to patients with undetectable HDV RNA.4 There are currently limited approved treatments in the U.S. and globally.
About VIR-5500, VIR-5818 and VIR-5525
VIR-5500, VIR-5818 and VIR-5525 are investigational, clinical candidates currently being evaluated for the treatment of solid tumors. These assets leverage the universal PRO-XTEN® masking technology and target PSMA, HER2 and EGFR, respectively.
T-cell engagers (TCEs) are powerful anti-tumor agents that can direct the immune system, specifically T-cells, to destroy cancer cells. The universal PRO-XTEN® masking technology is designed to keep the TCEs inactive (or masked) until they reach the tumor microenvironment, where tumor-specific proteases cleave off the mask and activate the TCEs, leading to killing of cancer cells by T-cells. By confining the activity to the tumor microenvironment, we aim to circumvent the traditionally high toxicity associated with TCEs and increase their efficacy and tolerability. Additionally, the mask is designed to help drug candidates stay in the bloodstream longer in their inactive form, allowing them to better reach the site of action and potentially allowing less frequent dosing regimens for patients and clinicians.
About Advanced Prostate Cancer
Prostate cancer remains a significant global health burden, representing the second leading cause of cancer-related mortality in men behind lung cancer.5 While diagnostic and therapeutic advances like androgen-directed therapy can improve outcomes in earlier settings, most patients ultimately relapse and develop metastatic hormone sensitive prostate cancer (mHSPC).6 mHSPC is characterized by its responsiveness to intensified hormonal interventions designed to reduce androgen levels or block their action. The majority of these patients eventually progress to metastatic castration-resistant prostate cancer (mCRPC).7 This stage is associated with poor clinical outcomes, including limited durability of existing therapies, with a 5-year survival rate of approximately 30%.8 There is a critical need for safer, more effective and precisely targeted therapies capable of improving long term disease control and quality of life across the prostate cancer continuum.
About Vir Biotechnology, Inc.
Vir Biotechnology, Inc. is a clinical-stage biopharmaceutical company focused on powering the immune system to transform lives by discovering and developing medicines for serious infectious diseases and cancer. Its clinical-stage portfolio includes programs for chronic hepatitis delta and multiple PRO-XTEN® dual-masked T-cell engagers across validated targets in solid tumor indications. Vir Biotechnology also has a preclinical portfolio of programs across a range of infectious diseases and oncologic malignancies. Vir Biotechnology routinely posts information that may be important to investors on its website.

References:
1 National Institute of Diabetes and Digestive and Kidney Diseases. Hepatitis D. NIDDK. Published November 2024. Accessed September 2025. Hepatitis D - NIDDK (nih.gov).
2 Karagas, Margaret R et al., “Carcinogenicity of hepatitis D virus, human cytomegalovirus, and Merkel cell polyomavirus” The Lancet Oncology, vol. 26, no. 8 (2025): 994 – 995. doi: 10.1016/S1470-2045(25)00403-6.
3 Center for Disease Control and Prevention. Hepatitis D FAQs. CDC. Published March 2020. Accessed September 2025. What is Hepatitis D - FAQ | CDC.
4 Gish R. (2024). Association of hepatitis delta virus with liver morbidity and mortality: A systematic literature review and meta-analysis. Hepatology. 79: 1129-1140.
5 Kratzer TB, et. al. “Prostate cancer statistics, 2025.” CA Cancer J Clin. vol. 75 no. 6 (2025): 485-497. doi:10.3322/caac.70028.
6 Bernard-Terrier A & Beltran H. “Exploring the biology of metastatic hormone-sensitive prostate cancer: on the road to precision medicine.” J Clin Invest. vol. 136 no. 3 (2026):e200920. doi: 10.1172/JCI200920.
7 Leith A, et. al. “Real-World Treatment Patterns in Metastatic Castration-Resistant Prostate Cancer Across Europe (France, Germany, Italy, Spain, and the United Kingdom) and Japan.” Adv Ther. vol. 39 (2022): 2236-2255. doi: 10.1007/s12325-022-02073-w.
8 Huo, X et al. “Predicting Survival in Metastatic Castration-Resistant Prostate Cancer Patients: Development of a Prognostic Nomogram.” Studies in health technology and informatics vol. 323 (2025): 164-168. doi:10.3233/SHTI250070.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “should,” “could,” “may,” “might,” “will,” “plan,” “potential,” “aim,” “expect,” “anticipate,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements regarding: Vir Biotechnology’s cash balance and anticipated runway; the potential for new therapies to improve awareness, testing and access to care for the CHD community; Vir Biotechnology’s future financial and operating results and its expectations related thereto, including Vir Biotechnology’s financial guidance; the therapeutic and commercial potential of Vir Biotechnology's CHD program, as well as Vir Biotechnology's strategy, plans and expectations related thereto; the therapeutic and commercial potential of VIR-5500 and the other assets in Vir Biotechnology's oncology solid tumor clinical portfolio, preclinical pipeline and the PRO-XTEN® masking technology, as well as Vir Biotechnology's strategy, plans and expectations related thereto; the potential of and Vir Biotechnology’s expectations for its other pipeline programs; Vir Biotechnology’s plans and expectations for its clinical development programs, including protocols for and enrollment into ongoing and planned clinical studies, potential partnering opportunities, and data readouts and presentations, as well as anticipated timelines; the potential benefits, safety and efficacy of Vir Biotechnology’s investigational therapies; and any assumptions underlying any of the foregoing. Many factors may cause differences between current expectations and actual results, including, without limitation: unexpected safety or efficacy data or results observed during clinical studies or in data readouts, including the occurrence of adverse safety events; risks of unexpected costs, delays or other unexpected hurdles; the timing and amount of Vir Biotechnology’s actual operating expenses, as determined in accordance with U.S. Generally Accepted Accounting Principles; difficulties in collaborating with other companies, some of whom may be competitors of Vir Biotechnology or otherwise have divergent interests, and uncertainty as to whether the benefits of Vir Biotechnology’s various collaborations can ultimately be achieved in the amounts and on the timeline Vir Biotechnology expects; challenges in accessing manufacturing capacity; clinical site activation rates or clinical enrollment rates that are lower than expected; the timing and outcome of Vir Biotechnology’s planned interactions with regulatory authorities, as well as general difficulties in obtaining any necessary regulatory approvals; successful development and/or commercialization of alternative product candidates by Vir Biotechnology’s competitors, as well as changes in expected or existing competition; Vir Biotechnology’s use of AI and machine learning in its efforts to engineer next-generation proteins and in other research and development efforts; geopolitical changes or other external factors; and unexpected litigation or other disputes. In light of these risks and uncertainties, the events or circumstances referred to in the forward-looking statements may not occur. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical studies may not be indicative of full results or results from later-stage or larger-scale clinical studies and do not ensure regulatory approval. The actual results may vary from the anticipated results, and the variations may be material. You are cautioned not to place undue reliance on any scientific data presented or these forward-looking statements, which are based on Vir Biotechnology’s available information, expectations and assumptions as of the date of this press release. Other factors that may cause Vir Biotechnology’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir Biotechnology’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir Biotechnology assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Vir Biotechnology has exclusive rights to the universal PRO-XTEN® masking platform for oncology and infectious disease. PRO-XTEN® is a trademark of Amunix Pharmaceuticals, Inc., a Sanofi company.

VIR BIOTECHNOLOGY, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	June 30, 2026	December 31, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$278,729	$232,185
Short-term investments	249,864	228,753
Restricted cash and cash equivalents, current	1,929	1,922
Equity investments	4,133	6,077
Prepaid expenses and other current assets	39,084	45,143
Total current assets	573,739	514,080
Intangible assets, net	7,702	7,850
Goodwill	16,937	16,937
Property and equipment, net	50,430	55,620
Operating right-of-use assets	59,391	62,099
Restricted cash and cash equivalents, noncurrent	6,944	6,963
Long-term investments	475,016	314,575
Other assets	24,647	24,699
TOTAL ASSETS	$1,214,806	$1,002,823
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$17,754	$9,803
Accrued and other liabilities	77,207	83,012
Total current liabilities	94,961	92,815
Operating lease liabilities, noncurrent	84,137	89,054
Contingent consideration obligation, noncurrent	34,340	34,100
Other long-term liabilities	18,875	21,578
TOTAL LIABILITIES	232,313	237,547
Commitments and contingencies (Note 7)
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of June 30, 2026 and December 31, 2025; no shares issued and outstanding as of June 30, 2026 and December 31, 2025	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of June 30, 2026 and December 31, 2025; 169,185,671 and 139,474,954 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	17	14
Additional paid-in capital	2,230,464	1,965,090
Accumulated other comprehensive loss	(4,602)	(2,057)
Accumulated deficit	(1,243,386)	(1,197,771)
TOTAL STOCKHOLDERS’ EQUITY	982,493	765,276
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,214,806	$1,002,823

VIR BIOTECHNOLOGY, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,
	2026	2025
Revenues:
License and collaboration revenue	$238,935	$(495)
Grant revenue	11	183
Other revenue	—	1,526
Total revenues	238,946	1,214
Operating expenses:
Cost of revenue	—	11
Research and development	135,283	97,509
Selling, general and administrative	30,196	22,283
Restructuring, long-lived assets impairment and related charges, net	—	(172)
Total operating expenses	165,479	119,631
Income (loss) from operations	73,467	(118,417)
Other income:
Change in fair value of equity investments	(1,723)	(3,382)
Interest income	8,966	10,785
Other (expense) income, net	(451)	226
Total other income	6,792	7,629
Income (loss) before provision for income taxes	80,259	(110,788)
Provision for income taxes	(179)	(170)
Net income (loss)	$80,080	$(110,958)
Net income (loss) per share, basic	$0.48	$(0.80)
Net income (loss) per share, diluted	$0.47	$(0.80)
Weighted-average shares outstanding, basic	167,719,015	138,447,469
Weighted-average shares outstanding, diluted	168,879,127	138,447,469
Media Contact
Caren Scannell
Director, Communications
cscannell@vir.bio
Investor Contact
Kiki Patel, PharmD
Head of Investor Relations
kpatel@vir.bio